RESIGNATION OF PRESIDENT
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I, ROBERT T. YARBRAY, pursuant to Article III,  Section  3.02  of the corporate by-laws of Cyberspace Vita, Inc., hereby tender my resignation as PRESIDENT of CYBERSPACE VITA, INC., a NEVADA corporation, such resignation to be effective immediately.

DATED this 1ST day of OCTOBER, 2007

                                                          /s/ Robert T. Yarbray
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                                                          OFFICER